AMERICAN INTERNATIONAL INDUSTRIES, INC.
(NasdaqCM: “AMIN”)
601 CIEN STREET, SUITE 235, KEMAH, TX 77565-3077
Tel: (281) 334-9479   Fax: (281) 334-9508
www.americanii.com       email: amin@americanii.com

FOR IMMEDIATE RELEASE
AMERICAN INTERNATIONAL INDUSTRIES, INC.
ANNOUNCES THE DECONSOLIDATION OF
HAMMONDS INDUSTRIES, INC.

Houston / Kemah, Texas – January 5, 2009 Mr. Daniel Dror, Chairman and CEO, announced today that the board of directors of American International Industries, Inc. (NasdaqCM: AMIN) has approved of the deconsolidation of Hammonds Industries, Inc. (“Hammonds”) from the Company, effective December 31, 2008.  The Company will recognize a substantial gain from deconsolidation of over $13 million, or approximately $1.49 per share. The net loss from operations of Hammonds for the year ended December 31, 2008, offset by the gain from deconsolidation, will be reflected as discontinued operations for the year ended December 31, 2008 in the Company’s financial statements.

Although Hammonds is structuring for additional military work and has plans and projections which may succeed in the future, the decision was made to separate Hammonds from the Company’s other subsidiaries to highlight their results from operations.

For the years ended December 31, 2006 and 2007, and the nine months ended September 30, 2008, the Company’s net income / loss included 100% of the net losses from Hammonds, although its ownership was less than 51%. In accordance with accounting principles generally accepted in the United States of America, the Company did not record a minority interest offset to these losses because Hammonds’ equity applicable to its common shareholders had a negative balance.  Excluding Hammonds, the Company’s net income was $4,016,262, $865,953, and net loss was $589,393, for the years ended December 31, 2006 and 2007, and the nine months ended September 30, 2008, respectively.

To effect the deconsolidation of Hammonds, the Company was required to reduce its ownership percentage, board membership, and guarantee of Hammonds’ debt.  After the distribution of the special dividend of approximately 17.4 million shares of Hammonds’ common stock to the Company’s shareholders of record on December 31, 2008, the Company’s ownership will be approximately 13% of Hammonds’ issued and outstanding common stock.  Effective December 31, 2008, Carl Hammonds was appointed Chairman and CEO and John Stump, III was appointed CFO.  Also, Hammonds accepted the resignations of Daniel Dror, as Chairman of the Board and CEO, Sherry L. Couturier, as Director, CFO and Vice President, and Charles R. Zeller, as Director, and appointed Richard C. Richardson as a new board member unrelated to the Company.  Mr. Dror will continue as an advisory director to ensure a smooth transition for Hammonds.  As a result, the majority of Hammonds’ board of directors is no longer controlled by the Company.  Additionally, a reduction of the Company’s guarantee of Hammonds’ debt was obtained from Texas Community Bank.

For more detailed information, please refer to our Form 8-K filing with the SEC on January 5, 2009.

American International Industries, Inc. is a diversified holding company, with a business model similar to General Electric, Tyco International, and Berkshire Hathaway.  The Company has holdings in Industry, Finance, and Real Estate in Houston Texas and surrounding areas, and Oil & Gas.  The vision of the Company is to develop holdings in various industries through acquisition of existing companies, applying the financial resources and management expertise to foster the growth and profitability of the acquired businesses.  The holding company serves as a financial and professional partner to the management of the subsidiaries.  The role of the holding company is to improve each subsidiary’s access to capital, achieve economies of scale by consolidating administrative functions, and utilize the financial and management expertise of corporate personnel across all units.  The Company is continuing to work with management of the subsidiary companies to improve revenues, operations and profitability.

Private Securities Litigation Reform Act Safe Harbor Statement:
The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those that we may anticipate in each of our segments reflected by our subsidiaries' operations include without limitations, continued acceptance of our products and services, continued growth in the energy sector, increased levels of competition, the dependence upon adequate financing, third party suppliers and the ability to hire and retain qualified management for its operating subsidiaries, and the regulatory environment in the segments in which we operate. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof.

Investor Relations: Rebekah Ruthstrom Tel: 281-334-9479 email: amin@americanii.com